                                                                      EXHIBIT 12

                       UNION PACIFIC RESOURCES GROUP INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                    (Thousands of Dollars, Except for Ratio)


                                                                             Year Ended December 31,
                                                         -----------------------------------------------------------------
                                                            1992         1993          1994          1995           1996
                                                         ---------     ---------     ---------     ---------     ---------
Earnings from continuing operations before income
   taxes (a)                                             $ 380,291     $ 440,077     $ 520,703     $ 457,979     $ 472,575

Add (deduct) distributions greater (to extent less)
   than income of unconsolidated affiliates                (10,699)        1,323        (5,449)        2,263        (4,147)

Fixed charges from below                                    16,120        10,809        11,841        27,566        57,702
Capitalized interest included in fixed charges                (265)       (1,475)         (909)         (972)         (157)
                                                         ---------     ---------     ---------     ---------     ---------

    Earnings available for fixed charges                 $ 385,447     $ 450,734     $ 526,186     $ 486,836     $ 525,973
                                                         =========     =========     =========     =========     =========


Fixed charges:
   Interest expense (b)                                  $  11,441     $   3,143     $   4,612     $  19,143     $  50,582
   Portion of rentals representing an interest factor        4,414         6,191         6,320         7,451         6,963
   Capitalized interest                                        265         1,475           909           972           157
                                                         ---------     ---------     ---------     ---------     ---------

    Total fixed charges                                  $  16,120     $  10,809     $  11,841     $  27,566     $  57,702
                                                         =========     =========     =========     =========     =========


Ratio of earnings to fixed charges                            23.9          41.7          44.4          17.7           9.1
                                                         =========     =========     =========     =========     =========


(a) Before cumulative effect of changes in accounting principles of $59,032 in 1993.
(b) Beginning in 1995, interest expense includes the effects of debt incurred in October 1995 in connection with the Company's asset restructuring and initial public offering and debt incurred in October and November 1996 to refinance such initial debt (see Notes 2 and 8 to the Consolidated Financial Statements).